Exhibit 99.1

Press Release
The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, New York 10006

For Immediate Release
Media Contacts:
Bethany Sherman
212-401-8714
Peter Yandle
011-44207-825-5544
Investor Contact:
Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ to Acquire BRUT ECN

NEW YORK, NY, May 25, 2004 – The NASDAQ Stock Market, Inc. (“NASDAQ®”; OTCBB: NDAQ) today announced it has entered into a definitive agreement to acquire Brut LLC, the owner and operator of the Brut ECN, for a total consideration of $190 million in cash, from SunGard Data Systems Inc. (NYSE: SDS).  The board of directors of each company has approved the transaction, which is expected to close during the third quarter of 2004, subject to customary closing conditions and regulatory approval.  It is anticipated the transaction will be accretive to NASDAQ shareholders within 12 months from closing.

The Brut acquisition is intended to enhance NASDAQ’s systems by providing NASDAQ with the ability to route orders via an internal broker-dealer to multiple liquidity pools in keeping with changes proposed by Reg NMS, and to improve FIX connectivity.

Bob Greifeld, president and chief executive officer of NASDAQ, stated, “The addition of the Brut ECN to NASDAQ’s market center is designed to augment NASDAQ’s existing position by deepening NASDAQ’s liquidity pool.  In addition to generating incremental revenue, the transaction complements our strategy to provide a lower-cost and more efficient trading environment, which ultimately better serves our customers.”  He continued, “This is just one more step in NASDAQ’s multi-pronged strategy to increase our share of trading, raise the number of NASDAQ-listed companies, reinforce NASDAQ’s status as the premier U.S. equity market and serve investors better.”

In addition to, and conditioned upon completion of the acquisition, NASDAQ and SunGard will enter into hosting and multi-year processing agreements for SunGard to providea real-time order-to-settlement securities processing system folr NASDAQ trades.   Brut will continue to operate seamlessly on behalf of its customers, providing superior service and product functionality.

NASDAQ was advised in this transaction by Merrill Lynch & Co.

NASDAQ will host a media briefing via telephone today regarding this announcement.  Senior management will be available for questions from journalists following brief remarks. Details are as follows:

Who:	Robert Greifeld, President & Chief Executive Officer
David Warren, Chief Financial Officer
When:	Tuesday, May 25, 2004 at 11 a.m. - Noon ET
Telephone:	800.857.7479 (U.S.)
+1.630.395.0128 (International)
	Leader:	Ms. Bethany Sherman
	Password:	NASDAQ

Replays will be available from about one hour after the briefing concludes to 11:59 a.m. ET on May 26th. Replays can be accessed by dialing the following numbers:

Telephone:	800.925.3903 (Toll Free)
402.220.4159 (Toll)
Passcode: 5225

NASDAQ is the largest U.S. electronic stock market.  With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. Approximately 51% of NASDAQ-listed shares traded are reported to NASDAQ systems. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM at http://www.nasdaqnews.com/.

About Brut

Brut, LLC owns and operates the Brut ECN, an alternative trading system that offers a low-cost execution utility for the trading community without sacrificing technology, execution quality or customer service. Brut offers its customers participation in the NASDAQ market center for increased liquidity and enhanced order routing capabilities, and allows institutional clients to use the Brut Sponsorship Program to trade electronically while still maintaining their traditional brokerage relationships. (Member SIPC, NASD, CSE, BSE.  55 Broadway, 9th Floor, New York, NY 10006)

About SunGard
SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion Visit SunGard at www.sungard.com

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The NASDAQ Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.